Exhibit 2.1
SECOND AMENDMENT TO AGREEMENT
AND PLAN OF MERGER AND REORGANIZATION
     This Second Amendment (the “Second Amendment”) hereby amends, effective as of this 30th day of March 2009, that certain Agreement and Plan of Merger and Reorganization, dated as of October 27, 2008, by and among Clinical Data, Inc., a Delaware corporation (“Parent”), API Acquisition Sub II, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), as amended by that certain First Amendment to Agreement and Plan of Merger and Reorganization, dated January 12, 2009 (as so amended, the “Merger Agreement”), as follows:
     Whereas, the parties desire to amend Section 5.15 of the Merger Agreement to reflect any additional loans that may be made by Parent to the Company prior to the Closing Date (as defined in the Merger Agreement);
     Whereas, pursuant to Section 8.1(b) of the Merger Agreement, the Merger Agreement may be terminated prior to the Effective Time by either Parent or the Company if the Merger shall not have been consummated by April 30, 2009 (the “Termination Date”), subject to limited exceptions described therein; and
     Whereas, the parties desire to amend Section 8.1(b) of the Merger Agreement to extend the Termination Date from April 30, 2009 to May 31, 2009.
     Now, Therefore, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:
1.	All capitalized terms not otherwise defined herein shall have their respective meanings as defined in the Merger Agreement.

2.	Section 5.15 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“CVR Payments. If, at any time following the date of this Agreement, but prior to the Closing Date, the Company receives a Milestone Payment (as defined in the CVR Agreement, provided, however, that for purposes of this Section 5.15, the maximum aggregate amount of such Milestone Payment shall not be limited to $5,000,000), then the Company shall (i) first, use such Milestone Payment (to the extent of such Milestone Payment) to repay the outstanding amount of principal and interest due on the Loan (or due on any other loan made by Parent to the Company prior to the Closing Date) within two (2) business days of the date of receipt of such Milestone Payment, and (ii) second, deposit any excess portion of such Milestone Payment in cash in a restricted cash account, controlled by Parent and the Company, for the benefit of Parent and Merger Sub. All amounts placed in such restricted cash account shall remain in such account until the earlier of the Closing or the termination of this Agreement pursuant to Section 8 hereof, upon which time all such amounts shall be immediately released to the Company (in the case of the termination of this Agreement) or to Parent (in the case the Closing shall have occurred).”

3.	Section 8.1(b) of the Merger Agreement is hereby deleted in its entirety and is replaced by the following:

“by either Parent or the Company if the Merger shall not have been consummated by May 31, 2009; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by May 31, 2009 is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time;”

4.	The Merger Agreement and all terms therein not so amended by this Second Amendment shall remain in full force and effect pursuant to its terms as amended hereby.

5.	This Second Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Second Amendment by signing any of such counterparts.
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2.

     In Witness Whereof, Parent, Merger Sub and Company have executed this Second Amendment to Agreement and Plan of Merger and Reorganization as of the date first above mentioned.

Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
	Name:	Caesar J. Belbel
	Title:	Executive Vice President, Chief Legal Officer and Secretary

API Acquisition Sub II, LLC
By:	API Acquisition Sub, Inc., its sole member

By:	/s/ Caesar J. Belbel
	Name:	Caesar J. Belbel
	Title:	Executive Vice President, Chief Legal Officer and Secretary

Avalon Pharmaceuticals, Inc.
By:	/s/ Kenneth C. Carter
	Name:	Kenneth C. Carter
	Title:	President and Chief Executive Officer

Second Amendment Signature Page